News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Brian White
Interim Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. REVISES FOURTH QUARTER AND YEAR-END EPS BY $0.01

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BIRMINGHAM, Ala. (April 10, 2009) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced revised financial results for the fourth quarter and 52-week fiscal year ended January 31, 2009. After the issuance of the press release on March 19, 2009, an error was discovered in the calculation of the effective state income tax rate. As a result, the adjusted income tax provision is $6.642 million for the thirteen weeks ended January 31, 2009 (as compared to $6.407 million as previously reported in the press release dated March 19, 2009) and $6.396 million for the fifty-two weeks ended January 31, 2009 (as compared to $6.161 million as previously reported in the press release dated March 19, 2009). This represents a $235,000 increase in the tax provision originally reported in the March 19, 2009 press release. The net impact of the above adjustment was to reduce diluted earnings per common share by $0.01 for the thirteen and fifty-two weeks ended January 31, 2009.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 220 stores in 21 states and the District of Columbia. The Company operates under the trade names Books-A-Million, Books & Co. and Bookland. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

13 Weeks Ended January 31, 2009	As Previously Reported	Change	As Adjusted
OPERATING INCOME	$ 18,150	$ -	$ 18,150
Interest expense, net	299	-	299
INCOME BEFORE INCOME TAXES	17,851	-	17,851
Income tax provision	6,407	235	6,642
NET INCOME	$ 11,444	$ (235)	$ 11,209

NET INCOME PER COMMON SHARE:
Basic:
Net income	$ 0.75	$(0.01)	$ 0.74
Weighted average shares outstanding	15,171	-	15,171
Diluted:
Net income	$ 0.74	$(0.01)	$ 0.73
Weighted average shares outstanding	15,410	-	15,410

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BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

52 Weeks Ended January 31, 2009	As Previously Reported	Change	As Adjusted
OPERATING INCOME	$ 18,890	$ -	$ 18,890
Interest expense, net	1,920	-	1,920
INCOME BEFORE INCOME TAXES	16,970	-	16,970
Income tax provision	6,161	235	6,396
NET INCOME	$ 10,809	$ (235)	$ 10,574

NET INCOME PER COMMON SHARE:
Basic:
Net income	$ 0.71	$(0.01)	$ 0.70
Weighted average shares outstanding	15,219	-	15,219
Diluted:
Net income	$ 0.69	$(0.01)	$ 0.68
Weighted average shares outstanding	15,609	-	15,609

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